Exhibit 10.26.3

Date:	November 21, 2016

To:	Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707

Attention:	Dominick Agron
Vice President & Treasurer
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707

Facsimile:	(914) 847-5892

From:	Morgan Stanley & Co. International plc c/o Morgan Stanley & Co. LLC

Re:	Termination of Warrant Transaction between Morgan Stanley and Regeneron Pharmaceuticals, Inc.
_____________________________________________________________________________________________
Dear Sir/Madam:

Morgan Stanley & Co. International plc (“Morgan Stanley”) and Regeneron Pharmaceuticals, Inc. (“Issuer”) are parties to a warrant transaction evidenced by the Master Terms and Conditions for Base Warrants Issued by Regeneron Pharmaceuticals, Inc. dated as of October 18, 2011, supplemented by the written confirmation dated as of October 18, 2011 and amended by the Amendment, dated as of May 16, 2014, and the Second Amendment, dated as of August 5, 2015 (as amended through the date hereof, the “Confirmation”). Terms used herein but are not otherwise defined shall have meanings assigned to them in the Confirmation.

1. Termination. Effective upon payment of the Termination Payment on the Payment Date (each as defined below), the Number of Warrants for each Component of the Transaction shall be reduced to zero, and the Confirmation shall be of no further force and effect.

2. Termination Payment. In consideration of the termination of the Transaction as provided herein, Issuer agrees to pay to Morgan Stanley on the Payment Date the amount in USD set forth below (the “Termination Payment”).

Termination Payment Amount:	USD $33,465,723.78

Payment Date:	November 23, 2016

3. Representations and Warranties.

(a) Each party represents to the other party that:

(i) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(ii) It has the power to execute this agreement and any other documentation relating to this agreement to which it is a party, to deliver this agreement and any other documentation relating to this agreement that it is required by this agreement to deliver and to perform its obligations under this agreement and has taken all necessary action to authorize such execution, delivery and performance.

(iii) Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(iv) All governmental and other consents that are required to have been obtained by it with respect to this agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(v) Its obligations under this agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Issuer represents and warrants to and for the benefit of Morgan Stanley as follows:

(i) (A) On the date hereof, Issuer is not aware of any material non-public information regarding Issuer or the Shares and (B) its most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) On the date hereof and on the Payment Date, (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(iii) Issuer acknowledges its responsibilities under applicable federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act, in relation to the Transaction and this agreement.

4. Counterparts. This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

6. Governing Law. The provisions of this agreement shall be governed by the New York law (without reference to choice of law doctrine).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this agreement and returning it in the manner indicated in the attached cover letter.

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/Stefan Ploetscher
Name: Stefan Ploetscher
Title: Executive Director

MORGAN STANLEY & CO. LLC AS AGENT

By:	/s/Christopher Andrews
Name: Christopher Andrews
Title: Managing Director

Agreed and Accepted By:

REGENERON PHARMACEUTICALS, INC.

By:	/s/Dominick Agron
Name: Dominick Agron
Title: Vice President & Treasurer